EXHIBIT 99.1

UNIVERSAL AMERICAN FINANCIAL CORP. REPORTS
FOURTH QUARTER 2006 RESULTS

Rye Brook, NY — February 15, 2007 — Universal American Financial Corp. (NASDAQ: UHCO) today announced financial results for the quarter and year ended December 31, 2006.

Fourth Quarter 2006 Highlights

•                  Revenues from continuing operations increased to $333.2 million

•                  Net income, including the gain on the sale of our Canadian subsidiary, was $64.0 million, or $1.06 per diluted share

•                  Net income from continuing operations was $14.1 million, or $0.23 per diluted share, including realized capital gains of $5.0 million, or $0.08 per diluted share

Sale of Canadian Operations

On December 1, 2006, the Company completed the sale of UAFC (Canada) Inc., including PennCorp Life Insurance Company (“PennCorp Life”), for approximately $131 million (CAD$146 million) in cash.  Universal American has accounted for the operations of PennCorp Life as discontinued operations beginning in the third quarter.  All prior period amounts have been reclassified to conform to this presentation.

The sale, which generated an after-tax realized gain of approximately $48.4 million, will result in cash proceeds of approximately $95 million comprised of approximately $84 million of cash received at closing plus approximately $8.4 million due in March 2007 for the net earnings of PennCorp Life for 2006 through the closing date plus an additional $2.6 million upon the release of escrow due in December 2008, subject to any claims.

Components of Net Income in the Fourth Quarter of 2006

Reported net income for the quarter was $64.0 million, or $1.06 per diluted share, consisting of:

•                  $9.1 million from the ongoing operations of the Company, including $19.4 million of expenses incurred for expansion of our Medicare Advantage HMO business and our Medicare Advantage private fee-for-service business,

•                  $5.0 million of realized capital gains, including $3.2 million received from the settlement of the WorldCom litigation and $1.9 million release of valuation allowance on net tax capital loss carryforwards, and

•                  $49.9 million from the sale of our Canadian company and the results of  its operations until the closing.

2006 Compared to 2005

Universal American reported net income of $119.3 million for the full year 2006, or $1.99 per diluted share.  This compares to net income of $53.9 million, or $0.91 per diluted share, reported for 2005.

Income from continuing operations for 2006, after taxes, was $61.1 million, or $1.02 per diluted share, which included $5.0 million, after tax, of realized gains and $1.7 million, after tax, of FAS 123R stock option expense.  Income from continuing operations in 2005, after taxes, was $43.8 million, or $0.74 per diluted share, which included $4.9 million, after tax of realized gains.  Total revenues from continuing operations for 2006 increased to $1,305.1 million, or 52%, over 2005.

Income from discontinued operations for 2006, after taxes, was $58.2 million or $0.97 per diluted share, compared to $10.1 million, or $0.17 per diluted share, for 2005.  Income from discontinued operations for 2006 includes $48.4 million, or $0.81 per diluted share, from the realized gain on the sale of our Canadian subsidiary.

Fourth Quarter 2006 Compared to Fourth Quarter 2005

Universal American reported net income of $64.0 million for the fourth quarter of 2006, or $1.06 per diluted share.  This compares to net income of $3.9 million, or $0.06 per diluted share, reported for the fourth quarter of 2005.

Income from continuing operations, after taxes, was $14.1 million, or $0.23 per diluted share, which included $5.0 million, after tax, of realized gains and $0.4 million, after tax, of FAS 123R stock option expense.  Income from continuing operations for the fourth quarter of 2005 was $1.8 million, or $0.03 per diluted share, which included $1.0 million, after tax, of realized gains.  Total revenues from continuing operations for the fourth quarter of 2006 increased to $333.2 million, or 50%, over the fourth quarter of 2005.

Income from discontinued operations for the fourth quarter of 2006, after taxes, was $49.9 million, or $0.83 per diluted share, compared to $2.1 million, or $0.03 per diluted share, for the fourth quarter of 2005.  Income from discontinued operations for the fourth quarter of 2006 includes the realized gain on the sale of our Canadian subsidiary.

Management Comments

“Universal American continues to execute its strategy to capitalize on the dynamic opportunities for growth in the senior healthcare market. Our operating results for the fourth quarter were solid, and we made significant investments to continue our rapid pace of growth.  The sales activity for 2007, especially in our Medicare Advantage business, indicates that our investment should be rewarded,” said Richard Barasch, Chairman and CEO.  “The timing of the sale of our Canadian operations was ideal in that the proceeds were available to support our high growth Medicare Advantage operations.”

Medicare Advantage

Universal American continued to build its Medicare Advantage business and to set the foundation for further growth in 2007.  Despite the lock-in that began in July, membership in the fourth quarter increased by 4% to 53,573 members.  Annualized revenues in force at December 31, 2006 are more than $500 million.  Our total Medicare Advantage membership has increased 79% since the end of 2005.

Pre-tax income in this segment was $6.3 million, excluding approximately $19.4 million of expenses that were incurred to support our 2007 marketing and expansion initiatives.  In the fourth quarter, our overall loss ratio for the segment was 75.8%.

As previously announced, the Company has significantly expanded its service area for Private Fee-for-Service (“PFFS”) plans for 2007. Through our insurance subsidiaries, American Progressive Life and Health Insurance Company of New York and Pyramid Life Insurance Company, we now offer four Today’s OptionsSM plans in a total of 35 states, an increase from 15 states in 2006.  We have received in excess of 100,000 applications for 2007 PFFS coverage, and our total membership is approximately 116,000 at January 1, 2007.

The core of our Medicare Advantage HMO operations is our successful Southeast Texas plan. As of January 1, 2007, our membership grew to 37,300, an 8% increase over the membership at December 31, 2006.  In addition, as of January 1, 2007, our HMO operations were expanded to include two counties in the Jacksonville, FL area, two counties in the Dallas, TX area, and the city of Milwaukee, WI. As of January 1, 2007, we have more than 2,300 members in our expansion sites, bringing our total HMO membership, including our special needs plans, to more than 40,200, an increase of 14% over year-end 2006.

In addition, the Company recently signed a definitive agreement to acquire Harmony Health, Inc., a provider-owned company that operates GlobalHealth, Inc. (“GlobalHealth”), a Medicare Advantage and commercial HMO in Oklahoma City, Oklahoma.  The closing of the acquisition, which is subject to regulatory approvals and other customary conditions, is expected to occur in the first quarter of 2007.  GlobalHealth currently has approximately 3,200 Medicare Advantage members with annualized revenue of approximately $30 million.

Medicare Part D

Universal American continues to be encouraged by the results of our Part D business.  These results are based on enrollment information provided by The Centers for Medicare and Medicaid Services (“CMS”), which indicated that approximately 455,900 members were enrolled in our plans as of December 31, 2006.

Total premiums, before reinsurance and before consideration of the government risk corridor adjustment, were $145.8 million for the fourth quarter and $551.3 million for the full year of 2006.  Our Prescription PathwaySM prescription drug plans (“PDPs”) earned $2.1 million for the quarter.  Part D Management Services, L.L.C., our joint venture with Pharmacare Management Services, Inc., contributed $9.5 million, pre-tax, to our earnings for the quarter.

For the 2007 plan year, the Company’s insurance subsidiaries, American Progressive Life and Health Insurance Company of New York and Pennsylvania Life Insurance Company, were approved to offer our Prescription PathwaySM prescription drug plans in all 32 of the CMS regions in which we bid, excluding only Hawaii and Alaska.  In addition, we are entitled to receive auto assignment of dual eligibles and low income subsidy beneficiaries who are dually eligible for Medicare and Medicaid in 28 of the 32 CMS regions.  We estimate that as of January 1, 2007, we have approximately 505,000 members.

Senior Market Health

For the fourth quarter of 2006, Universal American earned $7.4 million on $91.5 million of revenues in our Medicare Supplement business.  The loss ratios on our Medicare Supplement business were again in line with our expectations.  Our loss ratio for the fourth quarter 2006 was 68.3%, compared to 82.0% for the fourth quarter of 2005.  For the full year of 2006, our loss ratio was 72.4%.  Lapsation in our Medicare Supplement business in the fourth quarter continued to be higher than anticipated, as many policyholders are choosing PFFS coverage over traditional Medicare Supplement policies.

Senior Administrative Services

CHCS Services, Universal American’s senior health insurance third-party administrator, continued its important contribution to the Company.  Revenues for the fourth quarter of 2006 increased by 47% to $22.0 million compared to the fourth quarter of 2005, largely due to the addition of the administration of the Part D and Medicare Advantage businesses.  Pre-tax income in the fourth quarter was $4.0 million, compared to a loss of $0.1 million in the fourth quarter of 2005, which included expenses related to the implementation of our Part D program.

Specialty Health

Revenues for the segment, excluding discontinued operations, fell 6% to $23.4 million.  Pre-tax income also fell to $2.0 million, largely as result of worsening morbidity experience in our long-term care lines as compared to the fourth quarter of 2005.

Life Insurance and Annuity

Revenues in the Life Insurance and Annuity segment increased 4% to $26.2 million, and pre-tax income increased to $7.3 million, or 83%, over the fourth quarter of 2005, primarily as a result of a $1.5 million gain on the sale of our group life insurance business and increased investment income.

Balance Sheet Data

Total assets were $2.6 billion as of December 31, 2006 compared to $2.2 billion at December 31, 2005.  Total reserves for policyholder liabilities were $1.3 billion at December 31, 2006 compared to $1.2 billion at December 31, 2005. Stockholders’ equity as of year-end was $623.9 million, or $10.54 per common share, compared to $531.9 million, or $9.12 per common share, at December 31, 2005.  As of December 31, 2006, excluding the effect of FAS 115 (which includes the net unrealized appreciation of the Company’s investment portfolio), stockholders’ equity was $622.0 million and fully diluted book value per common share on that basis was $10.27.

The ratio of debt to total capitalization, excluding the effect of FAS 115 and including the trust preferreds as debt, decreased to 21.0% at December 31,

2006 from 25.8% at December 31, 2005 (see discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release).

Universal American’s investment portfolio for continuing operations, which totaled $1.1 billion at December 31, 2006, remains sound with approximately 99% of the portfolio invested in debt securities rated investment grade by at least one of the rating agencies.  As of December 31, 2006, Universal American’s bonds were worth $1.8 million more than their book value.  Universal American realized capital gains on transactions of its investment portfolio totaling $4.8 million, pre-tax, from continuing operations during the quarter ended December 31, 2006, compared to realized capital gains totaling $0.7 million, pre-tax in the fourth quarter of 2005.

Conference Call

Universal American will host a conference call at 9:00 a.m. Eastern Time on Friday, February 16, 2007, to discuss the fourth quarter results and other corporate developments.  Interested parties may participate in the call by dialing 706-679-0770.  Please call in 10 minutes before the scheduled time and ask for the Universal American call.  This conference call will also be available live over the Internet and can be accessed at Universal American’s website at www.uafc.com.  To listen to the live call, please go to the website at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived and can be accessed from the Company’s website for approximately 60 days.

Prior to the conference call, Universal American will make available on its website supplemental financial data in connection with its quarterly earnings release.  This supplemental financial data can be accessed at www.uafc.com (under the heading “Investor Relations; Financial Reports”).

About Universal American Financial Corp.

Universal American Financial Corp. is a specialty health and life insurance holding company. Through its family of companies, Universal American offers a broad array of health insurance and managed care products and services, primarily to the growing senior population.  Universal American is included in the NASDAQ Financial-100 Index, the Russell 2000 Index and the Russell 3000 Index.  For more information on Universal American, please visit our website at www.uafc.com.

*      *      *

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company (including, but not limited to, statements regarding any acquisition proposal and whether such proposal or a strategic alternative thereto may be considered or consummated; statements regarding our expectations of Universal American’s operating plans and strategies generally; statements regarding our expectations of the performance of our Medicare Supplement and Medicare Advantage businesses and other lines of business, including the prediction of loss ratios and lapsation; the adequacy of reserves; our ability to institute future rate increases; expectations regarding our Part D program, including our estimates of membership, costs and revenues; and future operating results) may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although Universal American believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond Universal American’s ability to control or predict. Important factors that may cause actual results to differ materially and that could impact Universal American and the statements contained in this news release can be found in Universal American’s filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, Universal American claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Universal American assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

(Tables to follow)

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
In millions, except per share amounts
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Consolidated Results**
Direct and assumed premiums	$479.3	$315.5	$1,915.8	$1,121.0

Net premiums and policyholder fees	$301.1	$199.2	$1,197.1	$772.0
Net investment income	20.2	16.5	75.5	61.5
Other income	7.1	5.1	27.7	18.3
Realized gains	4.8	0.7	4.8	5.0
Total revenues	333.2	221.5	1305.1	856.8

Policyholder benefits	226.6	152.8	918.8	565.4
Interest credited to policyholders	4.6	4.9	18.3	19.1
Change in deferred acquisition costs	(4.3)	(7.5)	(16.7)	(51.8)
Amortization of present value of future profits	1.8	2.0	8.1	6.9
Commissions and general expenses, net of allowances	94.6	64.0	329.1	246.8
Total benefits and expenses	323.3	216.2	1,257.6	786.4

Income from continuing operations before equity in earnings of unconsolidated subsidiary	9.9	5.3	47.5	70.4
Equity in earnings of unconsolidated subsidiary	9.5	(3.6)	46.2	(4.0)
Income from continuing operations before income taxes	19.4	1.7	93.7	66.4
(Provision) benefit for income taxes (1)	(5.3)	0.1	(32.6)	(22.6)
Income from continuing operations, after taxes	14.1	1.8	61.1	43.8
Income from discontinued operations, after taxes	1.9	2.1	9.8	10.1
Gain on Sale of Discontinued operations, after taxes	48.0	—	48.4	—
Total income from discontinued operations, after taxes	49.9	2.1	58.2	10.1
Net income	$64.0	$3.9	$119.3	$53.9

Per Share Data (Diluted)
Income from continuing operations, after taxes	$0.23	$0.03	$1.02	$0.74
Total income from discontinued operations, after taxes	0.83	0.03	0.97	0.17
Net income	$1.06	$0.06	$1.99	$0.91

See following page for explanation of footnotes.

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
In millions, except per share amounts
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Income (Loss) before Taxes by Segment**
Senior Managed Care-Medicare Advantage	$(13.1)	$6.2	$10.5	$27.8
Senior Market Health:
Medigap	7.4	(6.6)	7.5	15.0
Part D	11.6	(4.0)	49.2	(4.8)
Specialty Health	2.0	3.8	10.2	12.1
Life Insurance & Annuity	7.3	4.0	18.1	15.7
Senior Administrative Services	4.0	(0.1)	15.8	9.5
Corporate	(4.6)	(2.3)	(22.4)	(13.9)
Realized gains	4.8	0.7	4.8	5.0
Income from continuing operations before income taxes	$19.4	$1.7	$93.7	$66.4

BALANCE SHEET DATA**	December 31, 2006	December 31, 2005
Total Cash and Investments	$1,678.0	$1,272.3
Total Assets	$2,585.0	$2,210.5
Total Policyholder Related Liabilities	$1,300.4	$1,202.9
Outstanding Bank Debt	$90.6	$95.8
Other Long Term Debt	$75.0	$75.0
Total Stockholders’ Equity	$623.9	$531.9
Book Value per Common Share	$10.54	$9.12
Diluted Weighted Average Shares Outstanding-Year to Date	60.0	59.1

Non-GAAP Financial Measures *
Total Stockholders’ Equity (excluding FAS 115) *	$622.0	$492.0
Diluted Book Value per Common Share (excluding FAS 115) * (2)	$10.27	$8.27
Debt to Total Capital Ratio * (3)	21.0%	25.8%

*                    Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under accounting principles generally accepted in the United States (GAAP).

**             Prior periods have been restated to reflect reporting of the results of operations and the assets and liabilities of PennCorp Life as a discontinued operation.

(1)             The effective tax rate for continuing operations the quarter ended December 31, 2006 was 27.4% and was (5.4)% for the same quarter of 2005. The overall effective tax rate for continuing operations the year ended December 31, 2006 was 34.8% and was 34.1% for the year ended December 31, 2005.  The effective tax rates include releases of a tax valuation allowance relating to net capital loss carry forwards of $1.9 million for 2006 and $1.7 million for 2005.

(2)             Diluted book value per common share (excluding FAS 115) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (“FAS 115”), plus assumed proceeds from the exercise of vested options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested options.

(3)             The Debt to Total Capital Ratio is calculated as the ratio of the sum of the Outstanding Bank Debt and Other Long Term Debt to the sum of Stockholders’ Equity (excluding FAS 115) plus Outstanding Bank Debt plus Other Long Term Debt.

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses certain non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release.  These measures should not be considered an alternative to measurements required by GAAP.  Because Universal American’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies.  The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are presented below.

Total Stockholders’ Equity (excluding FAS 115)	December 31, 2006	December 31, 2005
Total stockholders’ equity	$623.9	$531.9
Less: Accumulated other comprehensive income	(1.9)	(39.9)

Total Stockholders’ Equity (excluding FAS 115)	$622.0	$492.0

Universal American uses total stockholders’ equity (excluding FAS 115), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratios of debt to total capitalization.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

Diluted Book Value per Common Share (excluding FAS 115)	December 31, 2006	December 31, 2005
Total stockholders’ equity	$623.9	$531.9
Proceeds from assumed exercises of vested options	23.2	17.9
	$647.1	$549.8
Diluted common shares outstanding	62.8	61.6

Diluted Book Value per Common Share	$10.30	$8.92

Total stockholders’ equity (excluding FAS 115)	$622.0	$492.0
Proceeds from assumed exercises of vested options	23.2	17.9
	$645.2	$509.9
Diluted common shares outstanding	62.8	61.6

Diluted Book Value per Common Share (excluding FAS 115)	$10.27	$8.27

As noted above, Universal American uses total stockholders’ equity (excluding FAS 115), as a basis for evaluating growth in equity on a per share basis.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions

(Unaudited)

	December 31, 2006	December 31, 2005
Debt to Total Capital Ratio
Outstanding bank debt	$90.6	$95.8
Other long term debt	75.0	75.0
Total outstanding debt	$165.6	$170.8

Total stockholders’ equity	$623.9	$531.9
Outstanding bank debt	90.6	95.8
Other long term debt	75.0	75.0
Total Capital	$789.5	$702.7

Debt to Total Capital Ratio	21.0%	24.3%

Total stockholders’ equity (excluding FAS 115)	$622.0	$492.0
Total outstanding bank debt	90.6	95.8
Total outstanding trust preferred securities	75.0	75.0
Total Capital	$787.6	$662.8

Debt to Total Capital Ratio	21.0%	25.8%

As noted above, Universal American uses total stockholders’ equity (excluding FAS 115), as a basis for evaluating the ratio of debt to total capital.  We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

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CONTACT:	- OR-	INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein		The Equity Group Inc.
Executive Vice President &		www.theequitygroup.com
Chief Financial Officer (914) 934-8820		Linda Latman (212) 836-9609